AMAG PHARMACEUTICALS COMPLETES ACQUISITION OF PEROSPHERE PHARMACEUTICALS

Adds Next Generation Small Molecule Anticoagulant Reversal Agent to
Development Pipeline to Leverage AMAG’s Expertise in Hematology

WALTHAM, Mass. January 17, 2019 – AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) announced today that it has completed the previously announced acquisition of Perosphere Pharmaceuticals Inc., a private biopharmaceutical company. Through this acquisition, AMAG adds ciraparantag to its development portfolio. Ciraparantag is in development as a single dose, ready-to-use solution for use in patients treated with novel oral anticoagulants (NOACs) or low molecular weight heparin (LMWH) when reversal of the anticoagulant effect of these products is needed for emergency surgery, urgent procedures or due to life-threatening or uncontrolled bleeding. It is believed that ciraparantag exerts its effects by binding to and blocking the effects of NOACs such as Xarelto®(rivaroxaban), Eliquis®(apixaban) and Savaysa®(edoxaban), as well as to the LMWH Lovenox® (enoxaparin sodium injection), which in turn reestablishes normal clot formation. Ciraparantag has been granted Fast Track review designation by the U.S. Food and Drug Administration (FDA) and has composition of matter patent protection until 2034.

“This acquisition represents a great strategic fit and a unique opportunity to add an innovative, durable and differentiated clinical asset to our portfolio,” said William Heiden, AMAG’s president and chief executive officer. “NOAC therapy represents the fastest-growing segment of the anticoagulant market in the U.S., and there are approximately 15 million people worldwide on NOAC or LMWH therapy. Unfortunately, patients taking anticoagulants are at an increased risk for serious bleeding complications. In Phase 2 clinical trials, ciraparantag has been shown to rapidly reverse the anticoagulant effects of three widely prescribed NOACs and a LMWH, and the effect was sustained for up to 24 hours.”

AMAG plans to hold an end of Phase 2 meeting with the FDA later this year to confirm the design of the Phase 3 program, which is expected to include Phase 3a trials in healthy volunteers followed by a Phase 3b/4 trial in patients. The company intends to initiate the Phase 3a trials in the second half of 2019. Ciraparantag has been well tolerated in clinical trials. To date, the most common adverse events related to ciraparantag have been mild sensations of coolness, warmth or tingling, skin flushing, and alterations in taste.

Provided certain clinical milestones are met, the Phase 3 program will be partially funded by an existing agreement with a global pharmaceutical company, which does not currently have commercialization rights to ciraparantag. In addition, as part of the Phase 3 program, AMAG plans to utilize an automated coagulometer, currently being developed by an independent company, Perosphere Technologies Inc.

At closing, AMAG paid the Perosphere equityholders $40 million in cash consideration (subject to customary purchase price adjustments) net of approximately $10 million due to AMAG under a convertible note that

Perosphere issued to AMAG in October 2018. AMAG also repaid $12 million of Perosphere’s term loan indebtedness and assumed $6.2 million of Perosphere’s other liabilities.

Perosphere equityholders will be eligible to receive regulatory milestones of up to $140 million, inclusive of a $40 million milestone payment upon approval by the European Medicines Agency, if the final U.S. label has no boxed warning. Perosphere equityholders are also eligible to receive commercial sales milestone payments of up to an aggregate of $225 million. The first sales milestone payment of $20 million would be payable upon achieving annual net sales of $100 million.

On January 7, 2019, AMAG provided 2019 financial guidance for revenue, operating loss and adjusted EBITDA, which remains unchanged.

About AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, AMAG’s belief that the acquisition represents a great strategic fit and a unique opportunity to add an innovative, durable and differentiated Phase 2 clinical asset to its portfolio; statements regarding ciraparantag, including its mechanism of action, its potential to rapidly normalize whole blood clotting time and sustain that effect for up to 24 hours, the safety data to date and its’ expected benefit to patients; expectations regarding the market size; AMAG’s expected plans and timing related to the regulatory and development activity of ciraparantag, including an end of Phase 2 meeting with the FDA, the planned Phase 3a and Phase 3b/4 trials and the use of a coagulometer in the Phase 3 trials; and AMAG’s expectations regarding the impact of the transaction on the previously announced guidance for 2019 revenue, operating loss and adjusted EBITDA are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risk that ciraparantag will not be approved on the expected timeline or at all, including as a result of the clinical trial design and enrollment, or as a result of any safety issues that may arise as part of such trial; the risk that, even if approved, the market for ciraparantag may be smaller than expected or AMAG may not be successful in accessing such market or otherwise realize the expected benefits of the acquisition; and those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarters ending June 30, 2018 and September 30, 2018 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® is a registered trademark of AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. Contacts:
Investors:
Linda Lennox
908-627-3424

Media:
Sarah Connors
781-296-0722
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